Exhibit 10.1

B. Riley Financial, Inc.
2021 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Award Agreement”) evidences an award of restricted shares of Common Stock that are subject to vesting and restrictions on transfer as set forth in this Award Agreement (the “Restricted Shares”) by BRC Group Holdings, Inc. (formerly known as B. Riley Financial, Inc.), a Delaware corporation (together with any Subsidiary, and any successor entity thereto, the “Company”), under the B. Riley Financial, Inc. 2021 Stock Incentive Plan (as amended, supplemented or modified from time to time, the “Plan”). Capitalized terms not defined in this Award Agreement have the meanings given to them in the Plan.

This award (the “Award”) is granted in substitution for the Grantee’s restricted stock award (the “Original Award”) originally granted under the B. Riley Securities Holdings, Inc. Stock Incentive Plan (the “BRSH Plan”), and which was replaced by this Award in connection with the merger of BRSH Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), with and into B. Riley Securities Holdings, Inc. (“BRSH”), with BRSH continuing as the surviving corporation (the “Merger”). For purposes of the Plan, the Award granted under this Award Agreement constitutes an “Acquisition Award” within the meaning of Section 1.6.1 of the Plan.

Name of Grantee:	[●] (the “Grantee”).

Grant Date:	October 22, 2026 (the “Grant Date”).

Restricted Shares:	[●].

Vesting Commencement Date:	March 10, 2025.

Vesting:

[One-third (1/3) of the total number of Restricted Shares will vest on each of the second, third and fourth anniversaries of the Vesting Commencement Date] [One-half (1/2) of the total number of Restricted Shares will vest on the third anniversary and one-fourth (1/4) of the total number of Restricted Shares will vest on each of the fourth and fifth anniversaries of the Vesting Commencement Date] (each applicable date, a “Vesting Date”).

The Restricted Shares will only vest if the Grantee is and has been continuously Employed by the Company from the Grant Date through the applicable Vesting Date. Any Restricted Shares that are not vested as of the date on which the Grantee’s Employment terminates will automatically be forfeited and transferred to the Company as of that date, without consideration (regardless of the reason for termination, including death or disability or a termination with or without cause).

Any fractional Restricted Share otherwise scheduled to vest on a date other than the final scheduled Vesting Date will be carried forward and added to the shares otherwise scheduled to vest under the Award on the next scheduled Vesting Date.

Restrictions on Transfer:

Prior to the time they become vested, the Restricted Shares and any interest therein may not be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of.

Upon and after the time that they have become vested, the Restricted Shares will cease to be subject to the pre-vesting transfer and forfeiture restrictions in this Award Agreement but will remain subject to other applicable restrictions under the Plan.

Delivery of Shares:	The Restricted Shares will be issued as of the Grant Date in book-entry form in the Grantee’s name, with notations regarding the applicable restrictions imposed under this Award Agreement and the Plan. Upon vesting and satisfaction of any applicable tax withholding and other requirements under Sections 3.2 and 3.3 of the Plan, the Company will promptly cause the notations relating to the lapsed vesting restrictions to be removed. The Grantee hereby authorizes the Company and its transfer agent to effect and record any forfeiture and transfer to the Company required by this Award Agreement.

Dividend and Voting Rights:

From the Grant Date, the Grantee will be the beneficial and record owner of the Restricted Shares and will have voting rights. From the Grant Date, the Grantee will have the right to receive ordinary cash dividends with respect to the Restricted Shares, even though such shares are not vested. Such rights will terminate as to any Restricted Shares upon their forfeiture. Ordinary cash dividends with a record date before forfeiture will be fully vested when paid.

Any other ordinary dividends or distributions received in respect of the Restricted Shares will be subject to the same vesting, transfer and forfeiture restrictions as the Restricted Shares to which they relate.

Special Tax Election; No Advice Regarding Grant:	The Grantee is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Grantee may determine is needed or appropriate with respect to the Restricted Shares (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award, the advantages and disadvantages of making an election under Section 83(b) of the Code with respect to the Award, and the process and requirements for such an election). Neither the Company nor any of its officers, directors, affiliates or advisors makes any representation or recommendation with respect to the Award or the making of an election under Section 83(b) of the Code with respect to the Award. In the event the Grantee desires to make an election under Section 83(b) of the Code with respect to the Award, it is the Grantee’s sole responsibility to do so timely. The Grantee is solely responsible for any and all tax liability that may arise with respect to the Award.

All Other Terms:	As set forth in the Plan.

The Plan is incorporated herein by reference. Except as otherwise set forth in this Award Agreement, this Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the Restricted Shares. In the event that any provision of this Award Agreement is inconsistent with the Plan, the terms of the Plan will control. Except as specifically provided herein, in the event that any provision of this Award Agreement is inconsistent with any employment agreement or similar agreement between the Grantee and either the Company or BRSH (an “Employment Agreement”), the terms of the Employment Agreement will control.

By accepting this Award, the Grantee agrees to be subject to the terms and conditions of the Plan and this Award Agreement.

This Award Agreement may be executed in counterparts, which together will constitute one and the same original.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

BRC Group Holdings, Inc.

By:
Name:	Scott Yessner
Title:	Executive Vice President and Chief Financial Officer

[NAME OF GRANTEE]

By:

Date: